Control Number : 20242346

STATE OF GEORGIA

Secretary of State

Corporations Division
313 West Tower
2 Martin Luther King, Jr. Dr.
Atlanta, Georgia 30334-1530

CERTIFICATE OF ORGANIZATION

I, **Brad Raffensperger**, the Secretary of State and the Corporation Commissioner of the State of Georgia, hereby certify under the seal of my office that

Roots Real Estate Exchange I, LLC
a **Domestic Limited Liability Company**

has been duly organized under the laws of the State of Georgia on **12/08/2020** by the filing of articles of organization in the Office of the Secretary of State and by the paying of fees as provided by Title 14 of the Official Code of Georgia Annotated.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on **12/15/2020**.

Brad Raffensperger

Brad Raffensperger
Secretary of State

ARTICLES OF ORGANIZATION

Electronically Filed
Secretary of State
Filing Date: 12/8/2020 12:02:04 PM

BUSINESS INFORMATION	
CONTROL NUMBER	20242346
BUSINESS NAME	Roots Real Estate Exchange I, LLC
BUSINESS TYPE	Domestic Limited Liability Company
EFFECTIVE DATE	12/08/2020

PRINCIPAL OFFICE ADDRESS	
ADDRESS	1525 Glenwood Ave, Atlanta, GA, 30316, USA

REGISTERED AGENT

NAME	ADDRESS	COUNTY
Michael P. Williams, Esq.	3414 Peachtree Road, N.E., Monarch Plaza, Suite 1500, Atlanta, GA, 30326, USA	Fulton

ORGANIZER(S)

NAME	TITLE	ADDRESS
Michael P. Williams, Esq.	ORGANIZER	3414 Peachtree Road, N.E., Monarch Plaza, Suite 1500, Atlanta, GA, 30326, USA

OPTIONAL PROVISIONS

1. MANAGEMENT. Management of the Company shall be vested in one or more Manager(s). 2. AUTHORITY OF MANAGER(s). The Manager(s) shall have full charge of the management, conduct and operation of the Company's business, and the decisions of the Manager(s) shall be binding on the Company, and in particular, without limitation upon the generality of the foregoing, the Manager(s) shall have authority to employ or engage the services of, at the expense of the Company, such agents, employees, independent contractors, attorneys, and accountants, as the Manager(s) deem(s) reasonably necessary; to effect insurance for the Company, the Manager(s) and the Members; to pay, collect, compromise, arbitrate, or otherwise adjust any and all claims or demands of or against the Company; to sell any, all or substantially all of the assets of the Company, to execute appropriate contracts and documents, to borrow money at any time and from time to time in the name and on behalf of the Company and in connection with any such borrowing to pledge as security all or any of the assets of the Company; and to bind the Company in all transactions involving the Company's property, real or personal, or business affairs. The execution and delivery of any such document by the Manager(s) on behalf of the Company shall be conclusive evidence of its authorization, and any third party shall be authorized to rely thereon. 3. LIABILITIES. In carrying out all duties hereunder, the Manager(s) shall not be liable to the Company or to any Member for any actions taken in managing the business or affairs of the Company or in reliance on the provisions of these Articles or any written operating agreement entered into among the Company and its Members, but shall only be liable for intentional misconduct, a knowing violation of law or receipt of an improper personal benefit. 4. MATTERS REQUIRING A VOTE OF MEMBERS. This provision is intended to override the provisions of O.C.G.A. § 14-11- 308, such that O.C.G.A. § 14-11-308 shall not apply to the Company. 5. INDEMNIFICATION. Subject to the provisions of subsection (4)(A) of O.C.G.A. § 14-11-305, or the provisions of a written operating agreement, the Company shall indemnify and save harmless the Manager(s) from any claims, demands, loss, damage, costs and expenses, including but not limited to reasonable attorneys' fees, arising or incurred by them by reason of any act performed by them for and on behalf of the Company and in furtherance of its interest. Such indemnification shall be made from assets of the Company and no Members shall be personally liable to any indemnitee. 6. NO DISSENTER'S RIGHTS. No Member shall have the right to dissent from any action approved by a majority of the Members, whether under or by virtue of Article 10 of the Act (O.C.G.A. § 14-11-1001, et seq.), or otherwise.

AUTHORIZER INFORMATION	
AUTHORIZER SIGNATURE	Michael P. Williams, Esq.

AUTHORIZER TITLE	Organizer